Exhibit (a)(1)(i)

AMENDMENT NO. 1

TO THE AGREEMENT AND DECLARATION OF TRUST

OF

AXA PREMIER VIP TRUST

This Amendment No. 1 to the Agreement and Declaration of Trust of AXA Premier VIP Trust (“Declaration of Trust”), dated April 23, 2020, is made and entered into by the undersigned Trustees.

WHEREAS, the Trustees desire to amend the Declaration of Trust to change the name of the AXA Premier VIP Trust (“Trust”) and approve and ratify the filing of an amendment to the Certificate of Trust;

NOW, THEREFORE, the name of the Trust shall be changed to EQ Premier VIP Trust and the filing of an amendment to the Certificate of Trust is hereby approved and ratified. Effective May 1, 2020, all references to AXA Premier VIP Trust in the Declaration of Trust are deleted and replaced with EQ Premier VIP Trust.

IN WITNESS WHEREOF, the undersigned have executed this instrument as of the date indicated above.

/s/Mark A. Barnard	/s/H. Thomas McMeekin
Mark A. Barnard	H. Thomas McMeekin

/s/Thomas W. Brock	/s/Gloria D. Reeg
Thomas W. Brock	Gloria D. Reeg

/s/Donald E. Foley	/s/Gary S. Schpero
Donald E. Foley	Gary S. Schpero

/s/Steven M. Joenk	/s/Kathleen Stephansen
Steven M. Joenk	Kathleen Stephansen

/s/Christopher P.A. Komisarjevsky	/s/Caroline L. Williams
Christopher P.A. Komisarjevsky	Caroline L. Williams

/s/Michael B. Clement
Michael B. Clement